Exhibit 10.18

July 11, 2006
Emergent BioSolutions Inc.
300 Professional Drive, Suite 250
Gaithersburg. MD 20879

t 301 944 0290
f 301 944 0173
www.emergentbiosolutions.com
Dr. Steven Chatfield
31, Kenwood Drive
Beckingham, Kent
UNITED KINGDOM

RE: Role of Chief Scientific Officer
Dear Dr. Chatfield:
As you know, your duties as President, Emergent Product Development-UK (formerly Emergent Europe Limited) are and remain as set forth in your employment agreement dated December 22, 2005. However, in addition to your serving as President, Emergent Product Development-UK, you have been appointed as the Chief Scientific Officer (CSO) of Emergent Biosolutions Inc. As of March 1, 2006, the CSO role changed such that the CSO does not have direct management responsibility for any department or group.
In light of the foregoing, you agree in performing your responsibilities as CSO of EBSI that:
1.	You will spend one week per month in the US and the Maryland corporate offices attending to the duties related to performing your responsibilities as CSO of Emergent BioSolutions Inc. These duties and responsibilities are set forth in Attachment 1.

2.	You will be flexible regarding travel to the US in excess of one week a month on an as-needed basis.

3.	You will not renew your lease for your Gaithersburg apartment which expires on August 31, 2006 and will no longer receive the monthly $1,900.00 stipend.

4.	While you are in the US or elsewhere in the world performing your duties, you will submit business expenses (e.g., hotel, car rental, business meals, etc.) in accordance with the Company’s reimbursement policies as they may exist from time to time.
In addition, it is mutually agreed upon that:
1.	You are not required to relocate your residence to the US.

2.	You will not be required to repay the first portion of the relocation stipend in the amount of US$15,000.

3.	You will no longer receive a per diem payment of $100.00 for each day that you are in the US on business in fulfilling your CSO responsibilities.

4.	You have received reimbursement from the Company of all amounts related to the US$3,000 payment referenced in the penultimate paragraph on page 2 of the September 16, 2005, Letter Agreement.
This letter memorializes the full understanding of the parties relating to your performance of your duties as CSO for Emergent BioSolutions Inc. and supersedes and replaces any and all prior letters, representations, or understandings, oral or written, express or implied with respect thereto, including, without limitation, your September 16, 2006, Letter Agreement. This Letter Agreement shall not modify or amend your Employment Agreement with Emergent Product Development-UK, except it is agreed that the second paragraph of Section 27 is deleted.
Sincerely,
/s/ Paula M. Lazarich
Paula M. Lazarich
Vice President, Human Resources
PML/klr
Attachment
Accepted and agreed
This 11th day of July 2006

/s/ S. N. Chatfield
Steven N. Chatfield, Ph.D.

Chief Scientific Officer
Duties and Responsibilities

1.	Present at scientific conferences and meetings

2.	Advise CEO, EMC, and Board of Directors on scientific matters and issues

3.	Assist Business Development in identifying opportunities and assessing them as they arise

4.	Support corporate interactions in connection with financing and acquisition activities

5.	Assist scientific advisory panel in achieving their agreed upon objectives

6.	Assist in patent prosecution matters and other actions to advance intellectual property estate of the Company